Exhibit 4.5

Banco de Chile

Fernando Cañas B.

Ahumada 251

Santiago

Dear Sirs,

Reference is made to (i) the Asset Purchase Agreement dated as of December 27, 2007 (the “Asset Purchase Agreement”) between Citibank, N.A. and Banco de Chile (“BCH”), (ii) the Global Connectivity Agreement dated as of December 27, 2007 (the “Global Connectivity Agreement”), between Citigroup, Inc. (“Citi”) and BCH, and (iii) the Master Services Agreement (the “Master Services Agreement”), to be agreed between BCH and Citi, with respect to the combination of Citi’s banking operations in Chile with those of BCH. Further to and as contemplated by each of the foregoing agreements, we are pleased to confirm our agreement with you as follows:

1.	DEFINITIONS / CONSTRUCTION. CAPITALIZED EXPRESSIONS USED HEREIN WITHOUT DEFINITION HAVE THE RESPECTIVE MEANINGS ASSIGNED TO THEM IN SCHEDULE 1 HERETO. THE RULES OF CONSTRUCTION CONTAINED IN SUCH SCHEDULE 1 SHALL BE DEEMED TO APPLY FOR ALL PURPOSES OF THIS AGREEMENT. THE PARTIES WAIVE THE APPLICATION OF ANY LAW OR RULE OF CONSTRUCTION PROVIDING THAT AMBIGUITIES IN AN AGREEMENT WILL BE CONSTRUED AGAINST THE PARTY DRAFTING SUCH AGREEMENT.

2.	GRANT OF LICENSE. SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, CITI HEREBY GRANTS TO THE BCH PARTIES, AND THE BCH PARTIES HEREBY ACCEPT, A NON-EXCLUSIVE, NON-SUBLICENSABLE, PAID-UP AND ROYALTY-FREE RIGHT AND LICENSE, DURING THE TERM OF THIS AGREEMENT, AND LIMITED AS SET FORTH IN THIS AGREEMENT, TO USE THE LICENSED CITI MARKS (OTHER THAN THE LICENSED CITI DOMAIN NAME) SOLELY IN THE TERRITORY AND SOLELY IN CONNECTION WITH THE OFFER, SALE, MARKETING AND PROMOTION OF THE AUTHORIZED SERVICES AS CONDUCTED BY CITI IN THE TERRITORY AS OF THE EFFECTIVE DATE, AND NOT IN CONNECTION WITH ANY OTHER PRODUCT OR SERVICE OF ANY KIND. THIS AGREEMENT DOES NOT IN ANY WAY LIMIT THE RESPECTIVE JOINT VENTURE AND EXCLUSIVITY OBLIGATIONS OF THE PARTIES PURSUANT TO THE GLOBAL CONNECTIVITY AGREEMENT, AND ANY USE BY CITI OF THE LICENSED CITI MARKS IN THE TERRITORY SHALL BE CONSISTENT WITH SUCH JOINT VENTURE AND EXCLUSIVITY OBLIGATIONS. CITI, MAY, IN ITS SOLE DISCRETION, ACCEPT OR REJECT ANY PROPOSALS BY BCH TO EXPAND THE LIST OF BCH APPROVED AFFILIATES SET FORTH ON SCHEDULE 2 HERETO TO COVER ADDITIONAL BCH AFFILIATES.

3.	LICENSE OF DOMAIN NAME.

(a) Pursuant to the terms and conditions of this Agreement, Citi hereby grants to the BCH Parties a license to use, during the Term of this Agreement, the Licensed Citi Domain Name, solely in connection with marketing and promoting the Authorized Services provided in the Territory by the BCH Parties. The parties acknowledge and agree that insofar as the Licensed Citi Domain Name is a Licensed Citi Mark, any use of the Licensed Citi Domain Name, including in connection with any website or other advertising or promotional materials (including electronic mail sent from an electronic mail address associated with the Licensed Citi Domain Name) or other content available through the Licensed Citi Domain Name, must comply with all restrictions in this Agreement relating to the Licensed Citi Marks, to the extent applicable. Citi shall be the owner and registrant with respect to the Licensed Citi Domain Name, and shall be listed as the administrator and administrative, technical and billing contact with the relevant Internet registrar for all purposes with respect to the Licensed Citi Domain Name.

(b) Citi shall maintain a link on the www.citibank.cl website to the websites at bancochile.cl and www.bancoedwards.cl, respectively for at least six months after the Effective Date in order to forward customers of the Authorized Services in the Territory and the Chilean public in general to the bancochile.cl and www.bancoedwards.cl websites, respectively. Citi may include such disclaimers on the www.citibank.cl website or include such intermediary screens to the extent it considers necessary or advisable to indicate that the www.bancochile.cl and www.bancoedwards.cl websites are that of BCH. Unless Citi shall request the discontinuation thereof, BCH shall maintain a link on the www.bancochile.cl and www.bancoedwards.cl websites, to the www.citibank.cl website. BCH may include such disclaimers on the www.bancochile.cl and www.bancoedwards.cl websites or include such intermediary screens to the extent it considers necessary or advisable to indicate that the www.citibank.cl website is that of Citi. The parties shall regularly, and not less than once every three years, review this Section 3(b) with respect to its practical application to the parties’ businesses and in light of changes in technology, and the parties shall amend this Section 3(b) as they shall deem reasonable and appropriate in accordance with this Agreement.

4.	USE OF THIRD-PARTY NAMES OR MARKS. THE BCH PARTIES SHALL NOT USE THE LICENSED CITI MARKS, OR ANY DERIVATIVE THEREOF, OR ANY NAME OR MARK THAT IS CONFUSINGLY SIMILAR TO OR DILUTES THE LICENSED CITI MARKS OR ANY DERIVATIVE THEREOF, IN ANY CORPORATE, COMPANY, PARTNERSHIP, INVESTMENT VEHICLE, FUND, OR TRADE NAME OR ASSUMED NAME (OR D/B/A) OR IN COMBINATION WITH ANY OTHER NAME OR MARK.

5.	TRADEMARK USAGE STANDARDS AND TRADEMARK NOTICE STANDARDS

(a) The Licensed Citi Marks may be used only as depicted in Schedule 5(a) hereto. All uses of the Licensed Citi Marks shall comply with the Trademark Usage Standards, including, without limitation, in all respects relating to the Appearance of the Licensed Citi Marks.

(b) All uses of the Licensed Citi Marks shall comply with the Trademark Notice Standards set forth in Schedule 5(b) hereto. The BCH Parties shall use reasonable efforts to include appropriate notices indicating that the Licensed Citi Marks are used under license from Citi.

6.	COLLATERAL MERCHANDISE MATERIALS. THE BCH PARTIES SHALL NOT USE THE LICENSED CITIGOLD MARK ON OR IN CONNECTION WITH ANY COLLATERAL MERCHANDISE MATERIALS, WHETHER SOLELY FOR INTERNAL USE, FOR DISTRIBUTION FREE OF CHARGE TO ANY EXISTING OR PROSPECTIVE CUSTOMER OF THE AUTHORIZED SERVICES, OR FOR DISTRIBUTION OR SALE TO ANY OTHER PERSON.

7.

MODIFICATION OF LICENSED CITI MARKS. IN THE EVENT THAT CITI DESIRES TO MODIFY ANY OF THE LICENSED CITI MARKS OR THEIR STYLIZED DESIGN, CITI SHALL PROVIDE THE BCH PARTIES WITH NOT LESS THAN THREE MONTHS’ ADVANCE WRITTEN NOTICE OF SUCH CHANGE (THE “NEW STYLE NOTICE”) AND THE EFFECTIVE DATE OF SUCH CHANGE (THE “NEW STYLE DATE”), AND ON THE

NEW STYLE DATE EACH LICENSED CITI MARK SHALL BE MODIFIED ACCORDINGLY. AS OF THE NEW STYLE DATE, ALL PROMOTIONAL MATERIALS DEPICTING THE LICENSED CITI MARKS SHALL CONFORM TO THE NOTICED MODIFICATIONS. NOTWITHSTANDING THE FOREGOING, CREDIT CARDS, DEBIT CARDS, AND CURRENT CHECKBOOKS AND CHECKS THAT BCH ISSUED AND DELIVERED TO CUSTOMERS OF THE AUTHORIZED SERVICES IN ACCORDANCE WITH THIS AGREEMENT PRIOR TO THE DATE OF RECEIPT BY BCH OF THE NEW STYLE NOTICE AND THAT BEAR ANY LICENSED CITI MARK COVERED BY THE NEW STYLE NOTICE ARE NOT SUBJECT TO THE MODIFICATIONS REQUIREMENTS SET FORTH IN SAID NEW STYLE NOTICE.

8.	TERM. THE TERM OF THIS AGREEMENT SHALL BEGIN ON THE DATE HEREOF AND CONTINUE INDEFINITELY, UNLESS EARLIER TERMINATED IN ACCORDANCE WITH SECTION 24 HEREIN (THE “TERM”).

9.	QUALITY CONTROL.

(a) The BCH Parties shall not engage in any activity that adversely affects public respect for and trust in the reputation and integrity of Citi, and shall not make or publish any statement or advertisement that would reasonably be expected to be construed to demean the image, value, identity, reputation or goodwill associated with any of the Licensed Citi Marks.

(b) Each of the BCH Parties acknowledges that it is essential to preserve the goodwill of the Licensed Citi Marks and the integrity of the Authorized Services, that all Authorized Services provided, advertised, marketed, or promoted under or in connection with the Licensed Citi Marks shall be of a consistent and high standard of quality, commensurate with the prestige and high reputation of the Licensed Citi Marks and the highest standards in the Chilean financial services market, and shall comply with all applicable Laws and policies and procedures, including quality control standards, as may be agreed between Citi and BCH or as may be imposed by applicable Laws, including, without limitation those set forth on Schedule 9, as may be amended by Citi from time to time, always in agreement with BCH (the “Quality Control Standards”). The parties acknowledge that the Authorized Services bearing the Licensed Citi Marks will be issued and provided by the BCH Parties and will also be subject to BCH’s own policies and procedures and quality control provisions . The BCH Parties shall cooperate with Citi to permit Citi to review from time to time the Authorized Services to confirm compliance with the Quality Control Standards.

(c) Each of the BCH Parties shall submit to Citi all proposed Promotional Materials depicting any Licensed Citi Mark for prior written approval by Citi, in accordance with and subject to the further provisions of Schedule 9(d).

(d) The BCH Parties shall deliver to Citi, upon Citi’s reasonable request, representative samples in all applicable media of Promotional Materials that depict Licensed Citi Marks.

10.	REPRESENTATION AND WARRANTIES. THE REPRESENTATIONS AND WARRANTIES OF BCH AND OF CITI THAT ARE CONTAINED IN SECTIONS 3.2 AND 3.3 OF THE ASSET PURCHASE AGREEMENT (IN THE CASE OF BCH) AND IN SECTIONS 4.2 AND 4.3 (IN THE CASE OF CITIBANK N.A.) ARE INCORPORATED BY REFERENCE HEREIN AND SHALL APPLY AS IF MADE BY BCH AND BY CITI, RESPECTIVELY, IN RESPECT TO THIS AGREEMENT (AS OPPOSED TO THE ASSET PURCHASE AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS (AS DEFINED FOR PURPOSES OF THE ASSET PURCHASE AGREEMENT)), WITH EFFECT ON AND AS OF THE DATE HEREOF AND THE EFFECTIVE DATE.

11.	RIGHT OF INSPECTION AND AUDIT; CONFIDENTIALITY.

(a) Citi shall be permitted during the term of this Agreement to review and inspect all books, records, documents and materials always relating to the offer and sale of the Authorized Services by the BCH Parties, solely for purposes of confirming compliance by the BCH Parties with the Quality Control Standards set forth in Section 9 herein. The expenses of any inspection and audit conducted pursuant to this Section 11 shall be borne by Citi (which shall not include reimbursement of internal or third-party expenses by the BCH Parties).

(b) The parties agree that any confidential and proprietary information exchanged between them pursuant to or in connection with this Agreement shall be subject to the confidentiality provisions set forth in paragraph 2 of the letter agreement dated August 24, 2007, between the parties hereto.

12.	OWNERSHIP OF MARKS. THE BCH PARTIES SHALL NOT ACQUIRE ANY OWNERSHIP INTEREST IN THE LICENSED CITI MARKS THROUGHOUT THE TERM OF THIS AGREEMENT OR OTHERWISE. EACH OF THE BCH PARTIES ACKNOWLEDGES THAT CITI EXCLUSIVELY OWNS, AND WILL CONTINUE TO OWN, THE LICENSED CITI MARKS AND ALL COPYRIGHTS, TRADEMARKS, SERVICES MARKS, TRADE NAMES AND OTHER INTELLECTUAL PROPERTY RIGHTS IN AND TO THEM AND ALL REGISTRATIONS RELATING TO THE FOREGOING. EACH OF THE BCH PARTIES ACKNOWLEDGES (A) THE GREAT VALUE OF THE GOODWILL ASSOCIATED WITH THE LICENSED CITI MARKS AND THE CITI MARK; (B) THAT ALL GOODWILL ASSOCIATED WITH THE LICENSED CITI MARKS AND THE CITI MARK WILL INURE TO THE BENEFIT OF CITI; (C) THAT THE LICENSED CITI MARKS AND THE CITI MARK HAVE SECONDARY MEANING IN THE MINDS OF THE PUBLIC; AND (D) THAT THE NATURE OF THE BUSINESSES OF CITI REQUIRES PUBLIC RESPECT FOR AND TRUST IN THE REPUTATION AND INTEGRITY OF CITI.

13.	USE OF SIMILAR MARKS. THE BCH PARTIES SHALL NOT USE ANY NAME OR MARK IN A MANNER THAT INFRINGES, DILUTES OR OTHERWISE VIOLATES CITI’S RIGHTS IN THE LICENSED CITI MARKS UNDER THE TRADEMARK LAWS OF THE UNITED STATES.

14.	PROPRIETARY MATERIALS. OWNERSHIP OF ALL PROPRIETARY MATERIALS SHALL BE GOVERNED BY THE MASTER SERVICES AGREEMENT. NOTWITHSTANDING THE FOREGOING, BCH SHALL NOT OWN ANY MARK THAT CONSISTS OF OR INCLUDES ANY LICENSED CITI MARK OR ANY MARK THAT IS CONFUSINGLY SIMILAR TO, OR DILUTIVE OF, ANY LICENSED CITI MARK. AS BETWEEN CITI AND BCH, BCH SHALL OWN THE COPYRIGHT IN ALL PROPRIETARY MATERIALS CREATED BY BCH PURSUANT TO THIS AGREEMENT, TO THE EXTENT THAT SUCH PROPRIETARY MATERIALS DO NOT INCLUDE MATERIAL OTHERWISE ADDRESSED UNDER THE MASTER SERVICES AGREEMENT. TO THE EXTENT SUCH PROPRIETARY MATERIALS CREATED BY BCH INCLUDE OR INCORPORATE ONE OR MORE OF THE LICENSED CITI MARKS, BCH REMAINS FREE TO USE SUCH LICENSED CITI MARK (SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT) DURING THE TERM OF THIS AGREEMENT. UPON TERMINATION OF THIS AGREEMENT, BCH SHALL REMOVE ALL SUCH LICENSED CITI MARKS FROM ALL PROPRIETARY MATERIALS.

15.	PROTECTION OF MARKS. CITI SHALL TAKE ALL REASONABLE STEPS TO PROCURE AND MAINTAIN ALL REGISTRATIONS OF THE LICENSED CITI MARKS IN THE TERRITORY IN CONNECTION WITH THE AUTHORIZED SERVICES DURING THE TERM. EACH OF THE BCH PARTIES SHALL REASONABLY COOPERATE WITH CITI, AT BCH’S EXPENSE, IN EFFORTS TO OBTAIN, PERFECT AND ENFORCE CITI’S RIGHTS IN THE LICENSED CITI MARKS IN THE TERRITORY, INCLUDING, WITHOUT LIMITATION, CITI’S RIGHT TO MAKE ANY FILINGS RELATED TO THIS AGREEMENT AND THE PERFORMANCE OF THE PARTIES’ OBLIGATIONS AND RIGHTS HEREUNDER THAT ARE REQUIRED OR ADVISABLE PURSUANT TO APPLICABLE LAW IN ANY JURISDICTION WITHIN THE TERRITORY.

16.	NO REGISTRATION BY BCH PARTIES. EXCEPT AS PROVIDED IN EXHIBIT A ATTACHED HERETO WITH RESPECT TO DOMAIN NAME REGISTRATION, EACH OF THE BCH PARTIES SHALL NOT, ON ITS OWN BEHALF OR ON BEHALF OF ANY OTHER PERSON, IN ANY JURISDICTION IN THE TERRITORY OR ANY OTHER COUNTRY IN THE WORLD, REGISTER OR ATTEMPT TO REGISTER AS TRADEMARKS, SERVICE MARKS OR DOMAIN NAMES ANY OF THE LICENSED CITI MARKS, ANY TRADEMARK, SERVICE MARK OR DOMAIN NAME THAT CONSISTS OF OR INCLUDES THE CITI MARK, OR ANY TRADEMARK, SERVICE MARK OR DOMAIN NAME THAT IS CONFUSINGLY SIMILAR TO OR THAT DILUTES THE DISTINCTIVENESS OF ANY OF THE LICENSED CITI MARKS OR THE CITI MARK.

17.	COMPLIANCE WITH LAWS. THE BCH PARTIES SHALL COMPLY IN ALL MATERIAL RESPECTS WITH ALL LAWS APPLICABLE TO THE AUTHORIZED SERVICES CONDUCTED UNDER THE LICENSED CITI MARKS.

18.	FURTHER ASSURANCES. FROM AND AFTER THE EFFECTIVE DATE, UPON THE TERMS OF THIS AGREEMENT AND SUBJECT TO APPLICABLE LAW, CITI AND THE BCH PARTIES SHALL ACT IN GOOD FAITH AND SHALL COOPERATE WITH EACH OTHER AND USE THEIR COMMERCIALLY REASONABLE EFFORTS TO, AS SOON AS REASONABLY PRACTICABLE, (I) TAKE, OR CAUSE TO BE TAKEN, ALL ACTIONS, (II) EXECUTE, ACKNOWLEDGE AND DELIVER ALL DOCUMENTS, AGREEMENTS AND INSTRUMENTS, AND (III) PERFORM SUCH OTHER ACTS AND DO, OR CAUSE TO BE DONE, ALL THINGS NECESSARY, PROPER OR ADVISABLE, IN EACH CASE TO CONFER ON EACH PARTY THE RIGHTS, BENEFITS AND OBLIGATIONS PROVIDED BY, AND TO CONSUMMATE AND MAKE EFFECTIVE THE TRANSACTIONS CONTEMPLATED BY, THIS AGREEMENT AS SOON AS PRACTICABLE.

19.	INFRINGEMENT ACTIONS.

(a) In the event that any third party imitates, infringes, uses without authorization or dilutes any Licensed Citi Mark in the Territory:

(1) Citi shall have the sole right, in its sole discretion, to commence or prosecute and control the disposition of a claim or suit relative to such imitation, infringement, use without authorization or dilution (a “Licensed Mark Claim”). Each of the BCH Parties shall, and shall cause each BCH Affiliate to, cooperate with and provide assistance to Citi in connection with such Licensed Mark Claim, at Citi’s expense.

(2) Citi shall be solely responsible for the fees and expenses (including attorneys’ fees) incurred in connection with such Licensed Mark Claim.

(3) Citi shall receive the full amount of any settlement made or damages awarded in or for such Licensed Mark Claim.

(4) Notwithstanding Section 19 herein or any other provision in this Agreement, Citi and the BCH Parties shall comply with the terms and conditions of the Domain Name Agreement dated as of 27, 2007 (the “Domain Name Agreement”) among Citi, Citibank, N.A., Citibank N.A., Agencia En Chile, and BCH, which Domain Name Agreement is attached hereto and incorporated by reference, with respect to enforcement actions against third party owners of domain names that include Citi or BCH trademarks.

(b) Discontinuance of Use of Licensed Citi Marks. If any or all of the BCH Parties discontinues use of one or more of the Licensed Citi Marks for any period of time, such discontinuance will not constitute an event of infringement under this Agreement.

(c) Notice of Infringement. Each of Citi and the BCH Parties shall notify the other in writing promptly (and in no event later than ten (10) Business Days ) after becoming aware of any imitation, infringement, use without authorization or dilution of any Licensed Citi Mark by any Person in the Territory.

20.	LICENSEE ESTOPPEL. THE BCH PARTIES SHALL NOT, AT ANY TIME DO, OR PERMIT TO BE DONE, ANY ACTS OR THINGS WHICH WOULD IN ANY WAY CHALLENGE OR IMPAIR THE RIGHTS OF CITI IN AND TO THE LICENSED CITI MARKS OR WHICH WOULD BE REASONABLY LIKELY TO ADVERSELY AFFECT THE VALIDITY OF THE LICENSED CITI MARKS.

21.	INDEMNIFICATION BY BCH PARTIES.

(a) Each of the

(b) BCH Parties shall indemnify, defend and hold harmless Citi, the representatives and agents thereof, and each of the successors and assigns of Citi (collectively, the “Citi Indemnified Parties”), from and against any and all costs, expenses, losses, damages and liabilities (including reasonable attorneys’ fees and expenses) (“Damages”) suffered by any of the Citi Indemnified Parties resulting from, arising out of, relating to or incurred with respect to: (i) any breach by the BCH Parties of this Agreement (including in respect of any obligation, representation, warranty or covenant of a BCH Party as of the Effective Date); and (ii) any claim, suit, demand, investigation, proceeding, arbitration or Litigation by a third party against any Citi Indemnified Party resulting from, arising out of, relating to or incurred with respect to the business, operations, conduct, acts or omissions of any of the BCH Parties or any of their directors, officers, managers, employees, agents, or representatives, including (x) the offer and sale by any such Person or provision of or offer to provide by any such Person any Authorized Services and any matter relating thereto, (y) any failure by any such Person to comply with any applicable Law, or (z) acts or omissions by any such Person after the Effective Date constituting fraud, tortious conduct, unfair trade practices, negligence or willful misconduct, or resulting in damage or destruction of property, injury, death, loss or other damages of any kind.

(c) In connection with Section 21 (a) herein, Citi and BCH agree to retain one or more insurance policies to cover costs, expenses, losses, damages, and liabilities (including reasonable attorneys’ fees and expenses) derived from or arising out of claims brought against Citi and/or BCH outside the Territory. Cite and BCH will share the payment of such policies on a pro rate basis.

22.	INDEMNIFICATION BY CITI. CITI SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS THE BCH PARTIES, THE REPRESENTATIVES AND AGENTS THEREOF, AND EACH OF THE SUCCESSORS AND ASSIGNS OF THE BCH PARTIES (COLLECTIVELY, THE “BCH INDEMNIFIED PARTIES”), FROM AND AGAINST ANY AND ALL DAMAGES SUFFERED BY ANY OF THE BCH INDEMNIFIED PARTIES RESULTING FROM, ARISING OUT OF, RELATING TO OR INCURRED WITH RESPECT TO ANY THIRD-PARTY CLAIM, SUIT, DEMAND, INVESTIGATION, PROCEEDING, ARBITRATION OR LITIGATION AGAINST ANY BCH INDEMNIFIED PARTY THAT THE USE OF THE CITI LOGO FOR THE AUTHORIZED SERVICES IN THE TERRITORY VIOLATES OR INFRINGES THE TRADEMARK OR COPYRIGHT RIGHTS OF SUCH THIRD PARTY EXCEPT TO THE EXTENT RESULTING FROM, ARISING OUT OF, RELATING TO OR INCURRED WITH RESPECT TO (I) ANY USE OF THE CITI LOGO BY ANY PERSON IN BREACH OF THIS AGREEMENT, OR (II) THE PROVISION OF ANY SERVICE OR PRODUCT OTHER THAN THE AUTHORIZED SERVICES IN THE TERRITORY UNDER THE CITI LOGO.

23.	NOTICE OF CLAIM AND PAYMENTS. THE PROCEDURES DESCRIBED IN SCHEDULE 23 HERETO SHALL APPLY WITH RESPECT TO THE ASSERTION, DETERMINATION AND PAYMENT OF CLAIMS FOR INDEMNIFICATION UNDER SECTIONS 21 AND 22 ABOVE.

24.	TERMINATION.

(a) Citi, at its option and in its sole discretion, may immediately terminate this Agreement, upon or at any time after the occurrence of any of the following events:

(1) a BCH Party attempts to assign any of its rights under this Agreement or any interest herein in contravention of Section 29 hereof.

(2) Citi’s equity interest in LQ Inversiones Financieras S.A., the controlling shareholder of BCH (“LQIF”), drops below 20%, or if LQIF’s equity (direct and indirect) interest in BCH drops below 20%.

(3) A BCH Party files a petition in bankruptcy, is adjudicated a bankrupt or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding, or if a petition in bankruptcy is filed against it or it becomes insolvent or makes an assignment for the benefit of its creditors or a custodian, receiver or trustee is appointed for it or a substantial portion of its business or assets.

(4) A BCH Party fails to pay to Citi any amounts owed pursuant to Sections 21 and 22 herein within 60 days of its receipt of notice of such failure from Citi.

(5) A BCH Party fails to comply with any material term or condition of this Agreement and fails to correct such default within ninety (90) days of written notice of such default. The failure by BCH to comply with any provision in the Quality Control Standards shall be deemed a failure to comply with a material term or condition of this Agreement.

(6) Each of the BCH Parties discontinue all use of the Licensed Citi Marks in advertising materials for a period of six consecutive months; provided, however, that said discontinuance by the BCH Parties of use of the Licensed Citi Marks due to Citi’s unreasonable refusal to approve Promotional Materials shall not be deemed a material breach of this Agreement.

(7) BCH discontinues use of the Licensed Citi Marks in connection with the Citi International Personal Banking (“IPB”) business as described in the Global Connectivity Agreement (the “IPB Business”) for a period of six consecutive months. Upon discontinuance by BCH of said use of the Licensed Citi Marks, the exclusivity provisions of Section 2 herein shall not apply with respect to the IPB Business.

(b) Notwithstanding the cure periods specified above, such cure periods shall not apply to any violation or default that is non-curable, or to a violation or default if substantially the same violation has occurred twice or more in the past.

25.	EFFECT OF TERMINATION.

(a) Upon termination of this Agreement or upon the BCH Parties providing written notice of termination to Citi:

(1) the right of the BCH Parties to use the Licensed Citi Marks shall immediately terminate, the BCH Parties shall not use any Licensed Citi Mark on any Promotional Materials created after termination of this Agreement, and the BCH Parties shall have a reasonable period of time (not to exceed 45 days for materials covered by Section 25 (a) (1) (i) and (ii) herein and not to exceed 90 days for materials covered by Section 25 (a)(1) (iii) herein) (the “Phase-Out Period”)) to cease all use of the Licensed Citi Marks and (i) to deliver to Citi all Promotional Materials other than the materials specified in Section 25 (a)(1) (ii) and (iii) herein, and all related materials created or used by the BCH Parties in connection with the use of the Licensed Citi Marks under this Agreement, (ii) to remove all exterior signage bearing any Licensed Citi Mark, and (iii) to provide customers of the Authorized Services with new Credit Cards, Debit Cards, checks, and checkbooks that do not depict the Licensed Citi Marks. Notwithstanding the foregoing, in the event of termination of this Agreement by Citi, the BCH Parties shall immediately cease all use of the Licensed Citi Marks on the materials covered by Section 25 (a)(1)(i) and (ii) herein and shall use commercially reasonable efforts to comply with the terms of Section 25 (a)(1)(iii) herein before expiration of the Phase-Out Period, it being understood that BCH shall be permitted to replace each Credit Card and Debit Card bearing a Licensed Citi Mark as the card expires no later than four (4) years from the date of termination of this Agreement.

(2) the registration for any Licensed Citi Domain Name shall be cancelled within 30 days following termination of this Agreement.

(3) all rights and obligations of any party under this Agreement shall terminate and be of no further force and effect, except that the agreements and covenants of the parties contained in Section 11 (a) shall survive termination of this Agreement for the Phase-Out Period, and the agreements and covenants of the parties contained in Sections 11(b), 13, 21, 22 and 31 and all other agreements and covenants of the parties that by their nature survive termination of this Agreement, shall survive for the period stated therein (or indefinitely if no such period is set forth).

(4) The BCH Parties shall cooperate fully with Citi and shall (i) take, or cause to be taken, all actions, (ii) execute, acknowledge and deliver all documents and instruments, and (iii) perform such other acts and do, or cause to be done, all things necessary, proper or advisable, as requested by Citi, to cancel the recordal of this Agreement with all applicable Governmental Authorities in the Territory and to otherwise terminate the rights of the BCH Parties as a licensee under this Agreement.

(b) In the event of termination of this Agreement as a result of the occurrence of an event described in Section 24(a)(3), no assignee for the benefit of creditors, custodian, receiver, trustee in bankruptcy, sheriff or any other officer of the court or official charged with taking over custody of any BCH Party’s assets or business may continue this Agreement or exploit or in any way use any Licensed Citi Mark.

26.	SPECIFIC PERFORMANCE

(a) The parties agree that if any of the material provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy at law or equity.

(b) With respect to any material breach or default under this Agreement by a BCH Party and without limiting in any way the obligation of Citi to establish such breach, each BCH Party hereby waives any defense to, and to that extent consents to, the order of specific performance and the entry of preliminary and permanent injunctive relief against the BCH Party barring such nonperformance or breach and imposing reasonable measures to prevent further nonperformance or breach.

(c) This Section 26 shall not in any way limit any remedy that any party may have at law or in equity, and no party shall be required to pursue its rights under this Section 26 prior to pursuit of any other remedy at law or in equity. The remedies provided for in this Agreement are cumulative and not exclusive.

27.	LIMITATION OF REMEDIES. NONE OF THE PARTIES HERETO SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, OR FOR LOST PROFITS, UNREALIZED EXPECTATIONS OR OTHER SIMILAR TERMS, CLAIMED BY SUCH OTHER PARTY RESULTING FROM SUCH FIRST PARTY’S BREACH OF ITS OBLIGATIONS, AGREEMENTS, REPRESENTATIONS OR WARRANTIES HEREUNDER, PROVIDED THAT NOTHING IN THIS SECTION 27 SHALL PRECLUDE ANY RECOVERY BY A PARTY ENTITLED TO INDEMNIFICATION PURSUANT TO SECTION 21 OR 22 PAYABLE TO ANY THIRD PARTY AS A RESULT OF A THIRD PARTY CLAIM.

28.	DISCLAIMER OF WARRANTIES. OTHER THAN AS EXPRESSLY SET FORTH IN SECTION 10, CITI MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE CITI LOGO AND THE OTHER MATTERS CONTEMPLATED BY THIS AGREEMENT, INCLUDING (A) ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, (B) ANY WARRANTY WITH RESPECT TO THE VALIDITY OR ENFORCEABILITY OF, OR OF ANY NON-INFRINGEMENT RELATING TO, THE USE OF ANY LICENSED CITI MARK IN CONNECTION WITH ANY AUTHORIZED SERVICES AND (C) ANY WARRANTY ARISING THROUGH COURSE OF DEALING OR USAGE OF TRADE.]

29.	ASSIGNMENTS. NOTWITHSTANDING THE PROVISIONS OF SECTION 4 OF THE COOPERATION AGREEMENT, THE RIGHTS GRANTED TO THE BCH PARTIES HEREUNDER ARE PERSONAL IN NATURE. THE BCH PARTIES SHALL NOT ASSIGN, SUBLICENSE OR OTHERWISE TRANSFER ANY OF THEIR RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR OTHER INTERESTS HEREIN, AND ANY SUCH ATTEMPTED ASSIGNMENT, SUBLICENSE OR OTHER TRANSFER, WHETHER VOLUNTARY OR BY OPERATION OF LAW, DIRECTLY OR INDIRECTLY, SHALL BE VOID AND OF NO FURTHER FORCE AND EFFECT. FOR PURPOSES OF THIS AGREEMENT, THE FOLLOWING EVENTS SHALL BE DEEMED TO BE AN “ASSIGNMENT”: (I) ANY PERSON OR GROUP (OTHER THAN QUIñENCO) ACQUIRING OR OTHERWISE HAVING CONTROL OVER BCH; AND (II) BCH SELLS OR OTHERWISE DISPOSES OF OR TRANSFERS ALL OR SUBSTANTIALLY ALL OF ITS ASSETS TO ANY PERSON.

30.	INFORMATION TRANSMISSION. EACH PARTY SHALL USE COMMERCIALLY REASONABLE EFFORTS TO PROVIDE ALL STATEMENTS AND OTHER INFORMATION REQUIRED TO BE PROVIDED TO THE OTHER PARTY PURSUANT TO THIS AGREEMENT IN THE FORMAT AND MEDIUM REASONABLY REQUESTED BY THE OTHER PARTY.

31.	MISCELLANEOUS. THE MISCELLANEOUS PROVISIONS CONTAINED IN THE MASTER SERVICES AGREEMENT BETWEEN BCH AND CITI (THE “MASTER SERVICES AGREEMENT”), EXCLUDING SAID MISCELLANEOUS SECTIONS WITH RESPECT TO NOTICES, SUCCESSORS AND ASSIGNS, ASSIGNMENT AND DISPUTE RESOLUTION, ARE INCORPORATED BY REFERENCE HEREIN AND ALL REFERENCES THEREIN TO THE “AGREEMENT” SHALL MEAN THIS AGREEMENT.

32.	NOTICES. ALL NOTICES, REQUESTS, CLAIMS, DEMANDS, WAIVERS AND OTHER COMMUNICATIONS UNDER THIS AGREEMENT SHALL BE IN WRITING AND SHALL BE BY FACSIMILE, COURIER SERVICES OR PERSONAL DELIVERY TO THE APPLICABLE ADDRESSES SET FORTH ON SCHEDULE 32, OR AT SUCH OTHER ADDRESS AS MAY BE DESIGNATED FROM TIME TO TIME BY A PARTY IN ACCORDANCE WITH THIS SECTION 32 (IN WHICH CASE SCHEDULE 32 SHALL BE UPDATED TO REFLECT SUCH NEW ADDRESS AND AN UPDATED COPY OF SCHEDULE 32 SHALL BE ATTACHED HERETO). ALL NOTICES AND COMMUNICATIONS SENT BY FACSIMILE SHALL ALSO BE SENT BY COURIER SERVICES OR PERSON DELIVERY IN ACCORDANCE WITH THIS SECTION 32. ALL NOTICES AND COMMUNICATIONS UNDER THIS AGREEMENT SHALL BE DEEMED TO HAVE BEEN DULY GIVEN (A) WHEN DELIVERED BY HAND, IF PERSONALLY DELIVERED, (B) WHEN SENT BY FACSIMILE, WHEN RECEIPT IS ACKNOWLEDGED, AND (C) BY THREE (3) BUSINESS DAYS WHEN DELIVERED TO A COURIER.

If the foregoing is satisfactory to you, please confirm your agreement to the provisions hereof by signing and returning to us the enclosed copy of this Agreement.

Sincerely,

Banco de Chile	Citigroup Inc.

/s/ Manuel Medina Mora E.
Manuel Medina Mora E.
Presidente y Principal Funcionario Ejecutivo – Latino América

/s/ Fernando Cañas Berkowitz	/s/ Fernando Quiroz Robles
Fernando Cañas Berkowitz	Fernando Quiroz Robles
Gerente General	Principal Funcionario Ejecutivo Banca y Mercados – Latino América